UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lorene K. Steffes
   General Manager, Global Electronics Industry
International Business Machines Corporation
1133 Westchester Avenue, Office 15-501
   NY, White Pla
ains 10604
2. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/22/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Phantom Stock|        |       |      |    | |           |   |     |     |$5 Par Commo|       |       |920.00      |I  |Deferred Com|
 Unit (1-for-|        |       |      |    | |           |   |     |     |n Stock     |       |       |            |   |pensation Pl|
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |an          |
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Phantom Stock|        |4/22/ 2|      |A   | |1000.00    |A  |     |     |$5 Par Commo|1000.00|       |1386.00     |I  |Deferred Sto|
 Unit (1-for-|        |003    |      |1   | |           |   |     |     |n Stock     |       |       |            |   |ck Unit Plan|
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-Employee |44.635  |4/22/ 2|      |A   | |2000.00    |A  |4/22/|4/22/|$5 Par Commo|2000.00|       |2000.00     |D  |            |
Director Non-|        |003    |      |2   | |           |   |2004 |2013 |n Stock     |       |       |            |   |            |
Statutory Sto|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ck Option    |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Phantom stock units awarded by the Nominating and Governance Committee pursuant to the PNC Outside Directors Deferred Stock Unit Plan.
2. Non-statutory stock options will become fully vested on the first anniversary of the date of grant.
SIGNATURE OF REPORTING PERSON
Lorene K. Steffes
Mark C. Joseph, Attorney-in-Fact for Lorene K. Steffes